Exhibit 8.1

March 10, 2011

MagnaChip Semiconductor Corporation

c/o MagnaChip Semiconductor S.A.

74, rue de Merl, B.P. 709 L-2146 Luxembourg R.C.S.

Luxembourg B97483

Ladies and Gentlemen:

We are acting as counsel for MagnaChip Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with the offering and sale of up to 9,500,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company, consisting of up to 950,000 newly-issued Shares (the “Primary Shares”) and up to 8,550,000 Shares (the “Secondary Shares”) held by certain stockholders of the Company (the “Selling Stockholders”). All of the Shares will be sold in the form of the Company’s depositary shares (the “Depositary Shares”), each of which represents a fractional ownership interest in a Primary Share and a Secondary Share, all as set forth in the Company’s Registration Statement on Form S-1 (Reg. No. 333-165467), initially filed with the Securities and Exchange Commission (the “Commission”) on March 15, 2010 (as amended and supplemented, the “Registration Statement”) under the Securities Act of 1933 (the “Act”). The offering and sale of Depositary Shares representing the Shares pursuant to the Registration Statement will be made pursuant to an Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Company, the Selling Stockholders and Goldman, Sachs & Co., Barclays Capital Inc. and Deutsche Bank Securities Inc., acting as the representatives of the several underwriters named in Schedule I thereto. The Depositary Shares, each of which represents a fractional ownership interest in 0.1 of a Primary Share and 0.9 of a Secondary Share, will be issued under the deposit agreement, dated as of March 10, 2011 (the “Deposit Agreement”), among the Company, the depositary named therein (the “Depositary”) and the holders and beneficial owners from time to time of the Depositary Shares.

In connection with the opinion expressed herein, we have reviewed the Registration Statement and examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Our opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and practices of the Internal Revenue Service and judicial decisions, in each case in effect on the date of this letter. These authorities are subject to change at any time, in some circumstances with retroactive effect, and we can provide no assurance as to the effect that any change may have on our opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein and in the Registration Statement, we are of the opinion that the

MagnaChip Semiconductor Corporation

March 10, 2011

discussion of United States federal income tax matters contained in the prospectus forming part of the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences” and in the section entitled “Risks Related to Our Common Stock” under the heading “The U.S. federal income tax consequences of the cancellation of the depositary shares are not specifically addressed by applicable law”, to the extent such sections state matters of law or legal conclusions, and subject to the qualifications and limitations set forth therein, represent our opinion of the material U.S. federal income tax consequences of the ownership and disposition of MagnaChip’s Depositary Shares and Shares to a U.S. holder and a non-U.S. holder, as defined in the “Material U.S. Federal Income Tax Consequences” section.

We express no opinion as to any United States federal income tax consequences of the offering of Depositary Shares and Shares other than the opinion set forth above. We also express no opinion with respect to the tax consequences of the offering of Depositary Shares and Shares under any state, local or non-U.S. tax law. Our opinion takes into account laws and interpretations of laws as of the date of this letter. We undertake no responsibility to advise you of changes in laws or interpretations of laws after that time.

An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to our opinion.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day